March 12, 1997


To the Paying Agent and Holders of Commercial
Paper of Mercury Finance Company
for the Issues of Commercial Paper
Listed On Exhibit and Any Other Commercial
Paper of Mercury Finance Company Now
Outstanding and Unpaid
("the Commercial Paper")


     This letter will confirm Mercury Finance Company's ("Mercury") agreement to take the following actions and make the following acknowledgments in consideration of (i) the waivers that have been granted and are being granted by various parties, including certain holders of Mercury's Commercial Paper, in connection with the Loan and Security Agreement, dated February 7, 1997, between BankAmerica Business Credit, Inc., Mercury and other borrowers, and (ii) the forbearance from the taking, prior to the date hereof, of any enforcement action by holders of Mercury's Commercial Paper:

     1. On March 12, 1997, Mercury shall pay cash in immediately available funds, through the Paying Agent for the Commercial Paper, to the Depository Trust Company with proper instructions to effectuate payments to the account of each of the holders of Commercial Paper of record as of March 13, 1997 in an amount equal to the sum of (A)(i) with respect to each of the issues of Commercial Paper that matured on or prior to February 9, 1997, an amount equal to the sum of (1) the difference between the original issue discount price of such issue of Commercial Paper (the "Issue Price") and the face amount of such issue of Commercial Paper payable at the maturity thereof (the "Face Amount"), and (2) interest on the Issue Price at the rate of 7% per annum for each day elapsed from the date of maturity through February 9, 1997 or (ii) with respect to each of the issues of Commercial Paper that mature after February 9, 1997, an amount equal to the accretion to such issue of Commercial Paper as of February 9, 1997, and (B) with respect to all issues of Commercial Paper, interest on the Issue Price at the rate of 7% per annum for each day elapsed from and including February 10, 1997 to March 12, 1997.

     2. With respect to each issue of Commercial Paper, interest shall accrue on the Issue Price at a rate of 9% per annum for each day elapsed from and including February 10, 1997 to June 10, 1997 (such period, the "Waiver Period"). During the Waiver Period, interest shall be paid as follows: (i) interest on the Issue Price at a rate of 7% per annum for each day elapsed from and including February 10, 1997 to March 12, 1997 shall be paid as provided in paragraph 1; (ii) from and after March 12, 1997, interest on the Issue Price at a rate of 7% per annum shall be paid in arrears on the first business day of each of the months of April, May and June, 1997; and (iii) interest on the Issue Price at a rate of 7% per annum shall be paid on June 10, 1997 for each day elapsed from and including the first business day of June, 1997 to June 10, 1997. In addition, on the earlier of (a) June 10, 1997 or (b) the date on which Mercury receives proceeds from the sale of the stock, or substantially all of the assets (or any material part thereof), of Lyndon Property Insurance Company (and each of its subsidiaries), all accrued but unpaid interest shall be due and payable.

     3. Mercury acknowledges that the holders of the Commercial Paper have asserted that, in accordance with the provisions of applicable law, including, specifically, Section 5004 of the New York Civil Practice Law and Rules, the Commercial Paper is entitled to accrue interest at the rate of 9% per annum for each day elapsed from the date of maturity until paid in full. Notwithstanding the foregoing acknowledgment, each of Mercury and the holders of the Commercial Paper reserve any and all of its or their respective rights as to the application of payments to be made pursuant to this Agreement.

     4. Mercury acknowledges that holders of Commercial Paper have informed Mercury that the holders are relying on Mercury's covenants and agreements as set forth in this letter with respect to their decisions and activities between the date of this letter and June 10, 1997 and that the holders are reserving all rights and remedies under applicable law with respect to the failure by Mercury to pay the Commercial Paper when due.

     5. The undersigned represents and warrants that he has been duly authorized to execute this letter on behalf of Mercury.

                                  Very truly yours,

                                  MERCURY FINANCE COMPANY



                              By:
                                   William A. Brandt, Jr.
                              Its: President and Chief Executive Officer